EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-133780 on Form S-3 of our reports dated March 1, 2006, relating to the financial statements of Franklin Bank Corp. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Franklin Bank Corp. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.
/s/ Deloitte & Touche LLP
Houston, Texas
May 24, 2006